Press Release	Source: Datameg Corporation

Datameg Completes Acquisition of American Marketing & Sales Inc. D/B/A Innovative Designs
Monday December 10, 10:00 am ET

SALT LAKE CITY--(BUSINESS WIRE)--Datameg Corp (OTCBB: DTMG - News) today announced it has completed the acquisition of American Marketing & Sales Inc. D/B/A Innovative Designs. Datameg announced in August that it had entered into an agreement to acquire the company for 15 million unregistered shares of Datameg common stock.

American Marketing & Sales, a $10 million company that markets finished food packaging products nationwide to major supermarkets and food retailers, will be operated as a wholly-owned subsidiary of Datameg. The company expects to close the previously-announced acquisition of Computer Ctr.com in January 2008.

Datameg also announced that it will report pro-forma fiscal year 2007 results that will include the addition of American Marketing and Sales financials.

Founded in 1999 in Leominster, Mass. by Leonard J. Tocci, American Marketing & Sales Inc. had 2006 revenues of just under $10 million and annual growth of 15 to 20 percent in the past three years. Mr. Tocci remains with Datameg as President of American Marketing and Sales and as a member of the senior management team of Datameg.

"When we report our numbers next year, we believe people will agree that we’re a new Datameg" said Jim Murphy, Datameg CEO. "With this firm financial foundation, we expect to be able to report continued progress in our aim of creating a dynamic company."

In the company’s 10QSB for the third quarter, Datameg’s wholly-owned subsidiary Net Symphony discussed plans for delivery in December 2007 of a working prototype based on plans and engineering designs developed in the second and third quarters of 2007. That delivery appears to be on schedule.

About Datameg

Datameg Corporation (OTCBB: DTMG - News) is a holding company with subsidiaries in the technology industry. Datameg’s wholly-owned subsidiaries Net Symphony and QoVox Corporation design, develop and offer network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice Over Internet Protocol (VOIP). Computer Ctr.Com provides a wide range of technology solutions and is a strategic technology supplier to QoVox and Net Symphony. For more information on our subsidiaries, visit our web site at www.datameg.com/ir.html

Certain statements contained herein are forward looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statement, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products and changes in the VOIP and technology industries. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

Contact:

Clarke Communication Group

Terry Clarke, 617-872-6282

tclarke@clarkecommgroup.com

Source: Datameg Corporation